Exhibit 99.2

NEWS RELEASE

Contact:   Michael Kady

For Release:   Immediately

1-800-345-9680

Quipp, Inc. Announces Correction to Third Quarter Results Included in Earlier Press Release

Miami, FL, November 16, 2005 – Quipp, Inc. (Nasdaq: QUIP) today announced a correction to its consolidated net income for the third quarter and nine months ended September 30, 2005 previously reported in a November 10, 2005 press release.  The corrected results are net income of $442,000 ($0.31 per basic and diluted share) for the three months ended September 30, 2005 rather than $303,000 ($0.21 per basic and fully diluted share) as originally reported.  For the nine months ended September 30, 2005, the corrected results are net income of $727,000 ($0.51 per basic and fully diluted share) rather than $587,000 ($0.41 per basic and fully diluted share) as originally reported.  The correction in net income results from adjustments to current and deferred income taxes with respect to state income tax settlements.  The adjustment reduced income tax expense and increased net income.  The adjustment also affected components of the previously reported reconciliation of net income to EBITDA for the quarter and nine months ended September 30, 2005, although EBITDA did not change  (except to reflect rounding).  There were no other changes to the results reported in Quipp’s November 10, 2005 press release.

The following table presents the corrected financial results for the three and nine months ended September 30, 2005.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(000's omitted, except per share data)
Net Sales	$7,069	$5,308	$20,784	$18,394

Net Income (Loss)	$442	$(28)	$727	$213

Basic and Diluted earnings (loss) per share	$0.31	$(0.02)	$0.51	$0.15

The following table presents a corrected reconciliation of net income to EBITDA for the three-month and nine-month periods ended September 30, 2005 and 2004.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
(000's omitted)
Net Income	$442	$(28)	$727	$213

Add (Deduct):
Net Interest Income	(37)	(29)	(126)	(153)
Income Taxes	(136)	(16)	53	129
Depreciation	60	69	179	205
Amortization	81	41	139	116

EBITDA	$410	$37	$972	$510